Exhibit 10.7

ACCOLADE. October 26, 2015 Personal and Confidential Robert Cavanaugh 1030 Riverhaven Drive Suwanee, GA 30024 Dear Rob: On behalf of the team at Accolade, I am delighted to offer you employment as President, Field Operations commencing on or before October 30, 2015 reporting to Raj Singh, CEO. This letter sets out some of the more significant terms and conditions of your employment. Your base salary will be $350,000, with an annual bonus of up to 50% of your base salary. The base salary will be paid in accordance with Accolade's standard payroll practices, and the bonus will be paid, at Accolade's discretion, based on a review of your performance and the performance of Accolade. You will also receive a stock option grant in the amount of2,823,750 shares. The option grant and the exercise price is subject to the approval of Accolade's Board of Directors, pursuant to Accolade's Option Plan. (Payroll, withholding and related taxes shall be deducted from all payments by the Company as required by law.) While you are employed at Accolade you will be entitled to the following employee benefits: •23 days of paid time off (including vacation, sick days and personal days) during each year you are employed by Accolade, taken at such times in coordination with the needs of the Company as determined by your supervisor. • • • Time off for designated holidays, as defined by Accolade. Participation in Accolade's 401(k) savings Participation in Accolade's medical, life or other insurance or hospitalization plans, subject to eligibility or qualification requirements. As an employee of Accolade, you will have access to and will participate in the development of non-public, confidential and proprietary information and trade secrets of Accolade and its customers and business partners ("Confidential Information"). Confidential Information also includes personally identifiable information and protected health information of Accolade's clients, which are protected by state and federal laws. Disclosure of any Confidential 660 West Germantown Pike, Suite 500 I Plymouth Meeting, PA 19462 Phone: 610-834-2989 1 Fax: 610-834-5738 1 www.Accolade.com

,., ACCOLADE" Information to you does not convey any rights or interest in the Confidential Information. You agree that, during or after your employment at Accolade, you will hold the Confidential Information in confidence, and you will not disclose or use any Confidential Information, except as permitted or authorized by Accolade. If you are involved in developing any Confidential Information, including (but not limited to) any intellectual property, during the time you are employed at Accolade which relates in any way to Accolade's business or proposed business, you agree that all such Confidential Information is the sole and exclusive property of Accolade and that you hereby assign such Confidential Information to Accolade. You agree that, if asked, you will sign such assignment and waiver documents as are necessary to vest or transfer legal ownership of the Confidential Information you developed in Accolade. If you leave Accolade for any reason, you agree to return to Accolade all Confidential Information or Accolade assets in your possession, custody or control. While you are employed at Accolade you will act in the best interests of the Accolade, and will make known or available to Accolade or the Board of Directors (without additional compensation) any business prospects or opportunities that you may find or have available to you. Your employment at Accolade is "at will," meaning that either you or Accolade may terminate your employment for any reason, or no reason. Accolade requires that you agree to three restrictive covenants while you are employed at Accolade and for a period of six (6) months after you leave (for any reason): (1) Non-Competition. You may not compete with Accolade or perform services for or own any interest in any business which is competitive with the Business of Accolade anywhere in the United States. The term "Business of the Company" means any business that offers personalized support to individuals in navigating, coordinating and influencing health care decisions and in understanding benefits and options for care choices or which provides information, technology, or analytics relating to healthcare utilization. (This section does not prohibit your ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of not more than five percent (5%) of any other business); (2) Non-Solicitation. You may not solicit other Accolade employees or consultants working at Accolade to leave Accolade in order to accept employment with you or any company with which you are affiliated; (3) Non Interference. You will not solicit or accept business relating to the Business of the Company from known or prospective customers of Accolade or divert or attempt to divert and business from Accolade. You may request that Accolade consent to waive the time period of the non competition restrictive covenant, which consent shall not be unreasonably withheld. You represent that you are not subject to any agreement which would prohibit you from accepting this position or performing your duties at Accolade in accordance with this 660 West Germantown Pike, Suite 500 1 Plymouth Meeting, PA 19462 Phone: 610-834-2989 1 Fax: 610-834-5738 1 www.Accolade.com

ACCOLADE" offer letter. Accolade has no interest in receiving any confidential information or trade secrets from your former employer and Accolade will not indemnifiy you if your former employer asserts any claims against you. Because of the nature of Accolade's business and its legal and contractual obligations to protect and safeguard the Confidential Information that is entrusted to Accolade or developed by Accolade, this offer of employment is subject to the satisfactory completion of background and reference checks. We believe that Accolade has tremendous potential and is a company that will provide great opportunities for its employees for personal growth, challenging work and financial rewards. We hope that the experience and skill set that you bring to Accolade will make a significant contribution towards Accolade's future success and its mission to help its clients get the right healthcare the first time. If you decide to accept our offer, as we hope that you will, please sign and date the enclosed copy of this letter in the space provided below by [date]. By signing below, you are agreeing to the terms set forth in this letter. If you have any questions regarding this letter, our offer of employment or anything else, please feel free to contact me. We are very excited to have you join the team and we look forward to working with you. Sincerely yours, /s/ Margery Geers Margery Geers Chief People Officer ACKNOWLEDGMENT: In response to the above offer of employment (INITIAL ONE ONLY) I accept your offer of employment I decline your offer of employment Dated: Oete'o?.-2<0 , 2015 /s/ Robert Cavanaugh Name 660 West Germantown Pike, Suite 500 I Plymouth Meeting, PA 19462 Phone: 610-834-2989 1 Fax: 610-834-5738 1 www.Accolade.com